Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Consolidates Operations to Focus Resources on
AZ-004 (Staccato® Loxapine) for Acute Agitation
Alexza and Endo Mutually Terminate AZ-003 (Staccato® Fentanyl) Program
Mountain View, California — January 29, 2009 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has consolidated its operations, with a primary focus on the continued rapid development of AZ-004 (Staccato loxapine). The restructuring includes a workforce reduction of 52 employees, representing approximately 33% of the Company’s total workforce. In addition, Alexza and Endo Pharmaceuticals, Inc. have agreed to mutually terminate their development agreement for AZ-003 (Staccato fentanyl), a product development candidate that has completed Phase 1 clinical testing. Alexza does not intend to commit additional resources to AZ-003 during 2009.
Alexza expects to reduce its expenses by approximately $21.5 million, net of severance costs, for fiscal year 2009, compared to fiscal year 2008, and approximately $11.1 million for fiscal year 2010, compared to fiscal year 2009. As of September 30, 2008, Alexza had $78.0 million in cash and investments. As a result of this consolidation, Alexza projects that it has available cash resources to maintain its currently planned operations into the second quarter of 2010.
AZ-004 is Alexza’s lead product candidate, which is in late-stage clinical development for the acute treatment of agitation in patients with schizophrenia or bipolar disorder. The Company has previously announced positive results in both of its two Phase 3 trials of AZ-004, and expects to submit a New Drug Application for AZ-004 in early 2010. AZ-004 is being developed through Symphony Allegro, a product development partnership formed between Alexza and Symphony Capital, LLC.
“The most difficult aspect of these hard decisions is the fact that Alexza has accomplished much in the past five years as a result of an incredible amount of hard work and dedication by many employees,” said Thomas B. King, Alexza President and CEO. “We are extremely grateful to all of our employees for their significant contributions and efforts to create new products with a new technology, which we believe have the potential to change the practice of medicine.”
“We announced last October that we were significantly ahead of schedule with AZ-004, and at the same time, we would be prioritizing and focusing on what we believe are key near-term value-drivers in 2009, being critically aware of the very difficult capital markets,” Mr. King continued. “Alexza has made substantial progress with its Staccato technology and product candidates over the past several years, but find our industry faced with an intensely difficult funding environment, which is critical to the growth of life science companies. The difficult choices we are making reflect that reality, even in the face of our own internal successes.”

About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza’s lead program is AZ-004 (Staccato loxapine) and is being developed for the acute treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive initial results from both of its AZ-004 Phase 3 clinical trials, and is projecting a New Drug Application submission in early 2010. The Company has completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine), and it has advanced AZ-104 (Staccato loxapine) into Phase 2b testing, both product candidates being developed for the acute treatment of migraine headache. AZ-002 (Staccato alprazolam) has completed Phase 1 testing and a Phase 2a proof-of-concept clinical trial. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development, therapeutic potential, efficacy and safety of AZ-004. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the heading: “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations”. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King President & CEO 650.944.7634 tking@alexza.com